Exhibit 99.2

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EDITED TRANSCRIPT

STFC—Q1 2014 State Auto Financial Earnings Conference Call

EVENT DATE/TIME: APRIL 30, 2014 / 03:00PM GMT

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APRIL 30, 2014 / 03:00PM GMT, STFC - Q1 2014 State Auto Financial Earnings Conference Call

CORPORATE PARTICIPANTS

Steve English State Auto Financial Corp.—SVP, CFO

Bob Restrepo State Auto Financial Corp.—Chairman, President, CEO

Joel Brown State Auto Financial Corp.—SVP Standard Lines

Jessica Buss State Auto Financial Corp.—SVP, Director of Specialty Lines

CONFERENCE CALL PARTICIPANTS

Brett Shirreffs Keefe Bruyette & Woods—Analyst

Paul Newsome Sandler O’Neill Asset Management—Analyst

Larry Greenberg Janney Montgomery Scott—Analyst

Ronnie Bobman Capital Returns—Analyst

PRESENTATION

Operator

Welcome and thank you for standing by. At this time, all parties are in a listen-only mode. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions). Today’s call is being recorded. If you have any objections, please disconnect at this time.

I would now like to turn the call over to State Auto Financial Corporation’s Senior Vice President and Chief Financial Officer, Steve English.

Steve English—State Auto Financial Corp.—SVP, CFO

Thank you, Chrissy. Good morning and welcome to our first-quarter 2014 earnings conference call. Today, I’m joined by our Chairman, President and CEO Bob Restrepo; Joel Brown, Senior Vice President of Standard Lines; Jessica Buss, Senior Vice President of Specialty; Chief Investment Officer Scott Jones; and our Chief Actuarial Officer, Matt Mrozek.

Today’s call will include prepared remarks, after which we will open the lines for questions. Please note our comments today may include forward-looking statements which, by their nature, involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release, as well as in our annual and quarterly filings with the Securities and Exchange Commission to which I refer you. A financial packet containing reconciliations of certain non-GAAP measures, along with supplemental financial information, was distributed to registered participants prior to this call and made available to all interested parties on our website, www.StateAuto.com, under the Investors section as an attachment to the press release.

Now I will turn the call over to STFC’s President, Chairman and CEO, Bob Restrepo.

Bob Restrepo—State Auto Financial Corp.—Chairman, President, CEO

Thank you, Steve, and good morning everyone. We are quite pleased with our first-quarter results. Despite a harsh winter and unusual rash of large fire losses, we reported a modest underwriting profit, made 8.6% return on equity, and had a solid increase in book value to $20.05. After adjusting for the deferred tax allowance, our book value would have been $21.89 a share.

The weather and large fire losses affected our ex-catastrophe loss ratio in homeowners but had a much more significant impact on our standard business insurance results, particularly in the commercial multi-peril and commercial property lines. The cold temperatures associated with various and now notorious polar vortexes caused an unusually large number of water damage losses resulting from frozen pipes and leaky roofs.

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APRIL 30, 2014 / 03:00PM GMT, STFC - Q1 2014 State Auto Financial Earnings Conference Call

Although not directly related to the weather, we also had a high frequency of large fire losses. There’s no single thread connecting these losses. Our pricing, our underwriting and our risk management programs have remained consistent in all lines. We’re just chalking it up to one of those quarters.

On the other hand, we are extremely pleased to see the turnaround in our personal automobile results where our ex-catastrophe loss ratio improved over 4 percentage points. As we mentioned at the end of last quarter, we’ve focused on five states and personal injury protection, or PIP, coverage which have hurt results over the past two years.

Eighteen months ago, we began addressing profit issues in Arizona, Colorado, Georgia, Illinois and Michigan. We also began increasing prices in states where our PIP losses were unacceptable. And we set up a specialized claim unit to handle PIP claims. First quarter saw the payoff from these investments. Our loss ratio in the targeted five states improved by over 25 percentage points and we also saw a significant improvement in our PIP loss experience. The loss ratio result we had outside the five targeted states has been more than acceptable, but improved somewhat in the quarter as our pricing, agency management, and diversification efforts continue to take root.

Commercial auto, general liability, excess and surplus property and liability and workers’ compensation results continue to be excellent. Specialty program experience improved with the RED premium runoff now complete. We continue to monitor and evaluate the adequacy of RED reserves as we continue to settle outstanding claims.

As you know, we are in the last year of our homeowner quota share treaty. We ceded 75% of what has become a profitable line of business. All in, the ceded profits inflated our combined ratio by 2.7 percentage points. Without the homeowner quota share treaty, we would have reported a solid 96.5% combined ratio for the quarter.

We continue to get price increases in virtually all lines. Joel Brown and Jessica Buss will give you the specifics. As these price increases earn out and the weather normalizes in the second half of the year, we expect to record improving results in all segments.

And with that, I will turn you over to Joel Brown. Joel?

Joel Brown—State Auto Financial Corp.—SVP Standard Lines

Thank you Bob. As mentioned, standard lines produced solid auto profits for the quarter. However, winter storms, polar vortexes, and large fire losses impacted property results.

Personal auto produced a loss ratio of 60.2% for the quarter compared to 64.8% for the same period in 2013. Improvement is being driven by a decrease in the non-CAT loss ratio. Personal injury protection, or PIP, was a significant contributor to the improved result.

On our two most recent earnings calls, we have commented that the majority of our auto book, 23 states and 86% of the written premium, were profitable and achieving targeted returns. This statement held true in the first quarter with these states continuing to be profitable, showing improvement quarter-over-quarter.

We also spoke about the disproportionate impact of five states — Arizona, Colorado, Georgia, Illinois, and Michigan — were producing on our results. We are now beginning to see significant improvement in these five focus states. The cumulative non-CAT loss ratio for these states improved 26 points from the first quarter of 2013. The majority of terminated agency business in these states is now off our books, prices have increased and underwriting guideline changes have been implemented. While we don’t necessarily expect a 26 point improvement to hold through the year, we do have confidence that these states are on the right track to producing future profitable and consistent results.

We continue to produce price increases on our auto book. For the quarter, the rate impact on earned premium was 6.6%. This increase compares to an accident year loss trend of 1% to 2%.

Personal auto written premium is down 4.7% for the quarter. Retention is consistent with historical levels. However, our pricing and aggressive agency actions, especially in the five focus states, have slowed new business, which is impacting overall premium and policies in force.

The homeowners quarterly loss ratio was 53.8% compared to 50.6% for the first quarter of 2013. The increase quarter-over-quarter was driven by the non-CAT loss ratio influenced by losses produced from winter storms and large losses. The CAT loss ratio was up slightly in the quarter compared to the same period in 2013, but was below expectations. Fire was the main cause of loss for the large losses, both frequency and severity. We experienced a 41% increase in homeowners large loss dollars compared to Q1 of 2013, which added approximately 5 points to the overall loss ratio.

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APRIL 30, 2014 / 03:00PM GMT, STFC - Q1 2014 State Auto Financial Earnings Conference Call

Premiums for the homeowners book were essentially flat for the quarter. Our rate increases are keeping written premiums stable as our overall policies in force are declining.

For the quarter, the rate impact on earned premium was 12.6%. Our price is well in excess of our accident year pure premium trend of negative 1%.

Our homeowners remediation plan, which we discussed in past earnings calls, is essentially completed. We do believe our actions with deductibles, both all peril and wind and hail, are reshaping the book’s footprint, increased pricing and other actions, allowed us to produce a profitable quarter despite challenges from weather and an increase in large loss severity.

Results were mixed for our standard lines business segment, with auto performing well and property being unprofitable. The commercial lines loss ratio for the quarter was 65.4% compared to 56.9% for the same period in 2013. This loss ratio increase of 8.5 points was driven by the non-CAT loss ratio. Weather and large fire losses are the main drivers of the increase over last year.

The CAT loss ratio was up slightly and non-CAT weather increased by 2 points. The quarter was impacted by the unusually harsh and extended winter with five winter storm events hitting the Eastern and Midwestern parts of the country. There were also two wind events in the quarter impacting Illinois, Missouri and Texas.

Rate, as measured by price per exposure, increased 5.4% for the quarter. We are seeing a moderating rate environment compared to 2013. However, despite industry expectations of an eventual declining commercial pricing environment, we are pleased with achieving rate increases in all lines of business insurance.

The commercial auto loss ratio was 54.8% for the quarter compared to 60% for the same quarter in 2013. Pricing for auto is in excess of loss trends and increased 5.7% in the quarter. Commercial auto written premium increased 4.3% for the quarter. Policies in force declined 1% and retention is similar to 2013.

Written premium growth is coming from price and the writing of larger accounts. Our average written premium for an auto policy increased approximately 10% compared to the first quarter of 2013.

The commercial multi-peril loss ratio was 74.6% for the quarter compared to 65.9% for the first quarter of 2013. Multiple factors influenced this loss result. The total loss ratio was driven heavily by weather-related losses. The combined non-CAT weather and CAT loss ratio was up over 8 points. From a weather standpoint, much of this deterioration corresponds again to the unusually harsh and extended winter.

Large fire losses also impacted the quarterly results. In our business owners book, large fire losses added 3 points to its loss ratio. Our in-depth analysis of each loss did not uncover any concerning trends, and we do not expect this high level of large loss activity to continue.

Pricing is up over 6.6% in our business owners line for the quarter. Commercial multi-peril written premiums increased 8.2% for the quarter. Policies in force are down 1%. As with auto, growth was due to price, exposure increases, and the writing of larger premium accounts.

In the first quarter, the average premium size on our businessowners book increased by approximately 20% compared to the same period in 2013. Fire and allied lines had a similar loss result to our CMP book, with weather and large fire losses impacting the increase in loss ratio. The loss ratio was 77.4% for the quarter compared to 38.3% for the same period in 2013. Premium growth for this line was flat for the quarter.

The loss ratio for other and product liability was 58.7% for the quarter compared to 59.2% for the first quarter of 2013. Pricing in this line increased 4.4% for the quarter, while written premium declined 2.3%. Despite disappointing commercial property results in the quarter, our pricing in all commercial lines of business continues to outdistance loss trends.

I’ll now turn it over to Jessica Buss to discuss Specialty results.

Jessica Buss—State Auto Financial Corp.—SVP, Director of Specialty Lines

Thanks Joel. Overall, our Specialty Insurance segment performed better than expected. The first-quarter loss ratio of 54.8% decreased 9.8 points compared to the first quarter of 2013, primarily due to a significant reduction in losses stemming from runoff business previously written by RED. Net written premium for the first quarter grew 6.8% from the same period in 2013, driven by organic results in our E&S casualty and workers’ compensation units. Overall, Specialty rate increases were 6.9% quarter to date with the largest rate increases achieved in our workers’ compensation unit.

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APRIL 30, 2014 / 03:00PM GMT, STFC - Q1 2014 State Auto Financial Earnings Conference Call

We continue to be very pleased with the E&S property and casualty units, both in terms of growth and profitability. The E&S property unit finished the first quarter with a 13.4% loss ratio which improved 4.1 points over the same quarter in 2013 due to better than expected performance in prior accident years for our non-wind property E&S business.

We were able to achieve property rate increases through the first quarter of 6.8%. However, as mentioned in our fourth-quarter call, we continue to be concerned with both our ability to sustain rate increases and our ability to continue to grow organically due to increased competition resulting from new reinsurance capacity in the market, decreases in reinsurance rates, and a lack of material hurricane activity.

Net written premium declined 19.1% quarter-over-quarter driven by a one-time $2.3 million favorable return premium adjustment from the catastrophe excess of loss reinsurance treaty which was booked in the first quarter of 2013. Excluding that adjustment, we are very pleased with growth.

The E&S casualty unit also performed well with a first-quarter loss ratio of 48%, which reflects a 6.2% improvement over the first quarter of 2013, driven largely by improvement in the environmental and umbrella books of business that continue to produce strong profit driven by underwriting discipline and rates.

Casualty rates in the first quarter have increased 2.6% year-to-date. However, we expect commercial casualty rates to remain relatively flat throughout the remainder of the year. We are very pleased with the net written premium growth of 19% in the casualty unit attributable to organic growth in the umbrella and general liability lines of business, where a new technology, broker relations and specialized underwriters are key components to our growth strategy.

The program unit achieved significant improvement in loss ratio, finishing first quarter with a 66.8% loss ratio which outperformed prior quarter 2013 by 21.1 points. As mentioned in my opening comments, the reduction in loss ratio is driven by the reduced impact from terminated RED programs versus the prior year.

The overall rate increase achieved for the program unit is 6.2% with our largest program achieving a rate increase of 13.9%. Net written premium grew 7.9% in the first quarter with all programs achieving growth from a combination of both rate and exposure. Our program strategy remains to bring on small to medium-size programs with proven profitable track records that are vetted through a stringent due diligence process.

We continue to be very pleased with the results in our niche workers’ compensation book, which produced another strong quarter with a first-quarter loss ratio of 65.3%. Although the loss ratio is 6.3 points higher than the first quarter of 2013, the workers’ compensation business continues to produce profitable results with a combined ratio under 100% and underwriting profits much better than the industry. The change in loss ratio is driven by a higher 2014 accident loss ratio in our standard and large account comp book.

We experienced a net written premium increase over the first quarter of last year of 12.2%, driven by our small account monoline workers’ compensation product. Overall workers’ compensation rates have increased 10.1% year-to-date, and we are optimistic that we will continue to achieve mid-single-digit rate increases for the rest of 2014. The workers’ compensation results continue to benefit from our niche within a niche strategy to attract business in our preferred states, our disciplined underwriting approach of writing business in classes that emphasize four-wall type exposure, which reduces the frequency and severity of catastrophe losses, and our best in class case and claims management practices.

And with that I’ll turn you over to Steve English.

Steve English—State Auto Financial Corp.—SVP, CFO

Thanks, Jessica. My comments will be brief this morning. Our investment portfolio remains high quality with duration of 4.7. Net investment income change year-over-year is primarily driven by TIPS, which we disclosed in our financial packet. Net investment income was flat as compared to the fourth quarter of 2013.

Book value per share growth of 4% since December 31, 2013 was driven by earnings and investment valuations. We continue to assess the valuation of the balance against our deferred tax assets, which reduced book value per share $1.84. As we have said in past calls, we do not expect to make a final decision on this until the fourth quarter of this year.

As you can see, we did not provide an ex-RED presentation for 2014 results. Prospectively, we will disclose material changes to RED reserves which impact the loss ratio of the program unit within our Specialty segment. There were no material changes to estimated ultimate losses for RED in the first quarter of 2014.

Finally, statutory surplus of the STFC insurance subsidiaries totaled $753 million as of March 31, 2014. During the first quarter this year, STFC’s insurance subsidiaries paid $20 million in dividends to STFC for holding company obligations and expenses. The State Auto Group’s statutory surplus at March 31 stands at $1.233 billion.

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APRIL 30, 2014 / 03:00PM GMT, STFC - Q1 2014 State Auto Financial Earnings Conference Call

And with that, we’d like to open the line for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Brett Shirreffs, KBW.

Brett Shirreffs—Keefe Bruyette & Woods—Analyst

Good morning. Thanks for taking my questions. I just want to touch on the program segment real quick. You mentioned there was no reserve impact from RED in the quarter, and the premium has run off completely now. I’m just wondering if this 66.8% non-CAT loss ratio is kind of representative of where you think the line will produce going forward.

Bob Restrepo—State Auto Financial Corp.—Chairman, President, CEO

I’ll start it off. This is Bob Restrepo. As I mentioned in my opening comments, we continue to look at the adequacy of reserves on a quarter-to-quarter basis. The premium has run off, as you have indicated, but we still have outstanding claims that we are settling and will settle for the foreseeable future.

In terms of the ex-RED program business, I’ll turn you over to Jessica.

Jessica Buss—State Auto Financial Corp.—SVP, Director of Specialty Lines

Good morning. This is Jessica. We would expect the loss ratio to come in, I would say, about 5 points better than what we are experiencing in 2014. We did experience some reserve adjustments and some slight storm activity in our general binding authority business which is reflected in that loss ratio. And so we would expect without that to be somewhere in the low to mid 60s%.

Brett Shirreffs—Keefe Bruyette & Woods—Analyst

Okay. Great. Just sticking on the E&S book, you mentioned that workers’ comp rates were up close to 10% in the quarter but that you actually had a higher accident year loss pick. I’m just wondering if you could kind of connect those two dots for me.

Jessica Buss—State Auto Financial Corp.—SVP, Director of Specialty Lines

Sure. In our large account in standard lines workers’ compensation book in the first quarter of 2014, we did experience a few death claims that are reflected in the higher accident year loss ratio. We have reviewed those death claims. None of them are very large in size. We would not expect that trend to continue throughout the year, and therefore I think that loss ratio is overshadowing what we have been able to achieve in rates.

Brett Shirreffs—Keefe Bruyette & Woods—Analyst

Okay, thanks. And then lastly, maybe for Bob, just curious to see if you have any initial thoughts on some of the April storms that we’ve been reading about in the news.

Bob Restrepo—State Auto Financial Corp.—Chairman, President, CEO

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APRIL 30, 2014 / 03:00PM GMT, STFC - Q1 2014 State Auto Financial Earnings Conference Call

As our practice has been, we will always disclose anything that we consider material. It is still early on in the process, but as April closes today, we haven’t seen anything material that would cause us to disclose a significant impact on prior results.

Brett Shirreffs—Keefe Bruyette & Woods—Analyst

Okay. Can you just remind me how you guys define material in terms of when you disclose that or —?

Bob Restrepo—State Auto Financial Corp.—Chairman, President, CEO

It’s subjective. But generally speaking, any event that has an after-tax impact of around $10 million.

Brett Shirreffs—Keefe Bruyette & Woods—Analyst

Okay, great. Thanks for taking my questions.

Operator

Paul Newsome, Sandler O’Neill.

Paul Newsome—Sandler O’Neill Asset Management—Analyst

A couple of questions, and good morning. The first, any new thoughts on use of reinsurance including, obviously big home insurance treaty, particularly in light of what appears to be a pretty soft reinsurance market?

Steve English—State Auto Financial Corp.—SVP, CFO

This is Steve. As we’ve mentioned or I’ve mentioned on prior calls, we expect to make a final decision and disclose that in the third quarter of this year. Some of the decision points we are looking at is certainly how the company performed and is performing as we head towards the tail end of 2014, looking at both our GAAP book value but also our statutory surplus levels and the leverage of the company, and those sorts of considerations.

Certainly, as we’ve talked and seen improved results in the homeowner’s line of business, I think at this juncture I could safely say you won’t see a renewal of a 75% quota share on homeowners. But we have not yet made those final calls.

Paul Newsome—Sandler O’Neill Asset Management—Analyst

Terrific. And I’d like to maybe have a bigger picture question. It just occurred to me as I was looking at your results that State Auto has become much less of an auto insurer and personal lines writer over time. And maybe you folks could talk about sort of, strategically, is the long-distance future here about becoming primarily a commercial insurer, as many of your regional peers are, or do you think that this is basically the balance that you would want to have over the long-term that you currently have?

Bob Restrepo—State Auto Financial Corp.—Chairman, President, CEO

This is Bob Restrepo. We have always been, traditionally been 60% to 65% personal lines. And notwithstanding the weather, our results over the last five years have been a pretty stable go-to provider for our independent agents. The goal of the company has always been to be more of a 50-50 provider more closely aligned with our independent agents’ book of business. Independent agencies in general tend to be in the 65% to 70% commercial line mix, and that’s what characterizes many of our regional competitors.

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APRIL 30, 2014 / 03:00PM GMT, STFC - Q1 2014 State Auto Financial Earnings Conference Call

My guess is, over the next couple of years, given the investments we have made in our standard business insurance and given the investments we have made in our Specialty segment, we will probably finish this year closer to 50-50. I expect that will, even without the quota share, that will be over 50% commercial, and moving more towards 60% commercial over the next couple of years. So, it’s definitely been a conscious shift to focus on more commercial business and more casualty business, casualty and automobile business, and reduce our portfolio mix, which has been property-oriented traditionally.

Paul Newsome—Sandler O’Neill Asset Management—Analyst

Great, thanks.

Operator

Larry Greenberg, Janney Capital.

Larry Greenberg—Janney Montgomery Scott—Analyst

Thanks and good morning. And I’m not usually someone who congratulates companies on good quarters, but I will congratulate you on making the queuing process to ask a question a lot more efficient this quarter.

In personal auto, the results were so good, I’m just wondering if there was anything unusual that broke the right way for you in the quarter, or is this really just the culmination of nice rate increases and benign loss trend?

Bob Restrepo—State Auto Financial Corp.—Chairman, President, CEO

We’ve had the benign loss trends for a while. Last year, as we have indicated in the past, we were frustrated that we weren’t getting the kind of improvement that we expected. Some of it was the fact that a fairly high percentage of our book is annual policies, so that kind of retards the improvement. Some of it was addressing some of our higher growth states, making sure that we have the proper reserves in place.

But generally speaking, the first quarter is a culmination of what we have been expecting to see for about 18 months. And those five states, as Joel indicated, had significant improvement. We also had significant improvement in PIP, as we said, partly underwriting, partly pricing and partly claim. Joel, I don’t know whether you want to add anything.

Joel Brown—State Auto Financial Corp.—SVP Standard Lines

No. Thanks for the question, Larry. We have been working on our auto book specifically to improve our results for a period of 18 months. And as Bob indicated, we are now seeing it come to fruition and we are pleased with our result.

Bob Restrepo—State Auto Financial Corp.—Chairman, President, CEO

And we think it’s a sustained improvement. It’s not a one-time improvement.

Larry Greenberg—Janney Montgomery Scott—Analyst

Great, thanks. And then I know Joel gave some non-CAT and fire impacts for various lines, but do you just have the cumulative impact across the entire book for those items in the quarter?

Bob Restrepo—State Auto Financial Corp.—Chairman, President, CEO

No we don’t.

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APRIL 30, 2014 / 03:00PM GMT, STFC - Q1 2014 State Auto Financial Earnings Conference Call

Larry Greenberg—Janney Montgomery Scott—Analyst

Okay. And then just the numbers, can you give us what the RED reserves were at the end of the quarter? And what should we be thinking about in terms of a payout tail on those reserves?

Steve English—State Auto Financial Corp.—SVP, CFO

Sure. This is Steve English. STFC is carrying $88.7 million of reserves on RED as of March 31. In terms of the payout on those reserves, that’s going to be — for it to be completely gone, that’s going to be three or four years at least. That was a quarter ago. And I don’t have my hand on it, I apologize. But if you look at the rate of decline here recently, we are settling and closing out a lot of those claims. But that rate of closure will slow because, as time marches on, you’re left with the more challenging cases to deal with. So, I wouldn’t extrapolate that rate as declining off of that existing number.

Larry Greenberg—Janney Montgomery Scott—Analyst

Yes, I think you kind of muted out for a second. Did you give the rate of decline, or the rate of closure initially?

Steve English—State Auto Financial Corp.—SVP, CFO

No, we did not.

Larry Greenberg—Janney Montgomery Scott—Analyst

Okay.

Steve English—State Auto Financial Corp.—SVP, CFO

But I know when I cut out perhaps what I was saying is I know — I just don’t remember the year-end reserve number, but if you go back and look at the drop in the reserves from closing out activity not (multiple speakers)

Larry Greenberg—Janney Montgomery Scott—Analyst

I got it.

Steve English—State Auto Financial Corp.—SVP, CFO

— on the current balance.

Larry Greenberg—Janney Montgomery Scott—Analyst

Yes, yes, yes. Okay, thanks.

Operator

Ronnie Bobman, Capital Returns.

Ronnie Bobman—Capital Returns—Analyst

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APRIL 30, 2014 / 03:00PM GMT, STFC - Q1 2014 State Auto Financial Earnings Conference Call

Out of necessity, you had to take some pretty significant underwriting action, particularly rate, in homeowners and auto. And obviously all carriers sort of do so with a degree of I guess fear that retention is going to suffer dramatically. I was wondering. Having done that over the last I guess 24 months, what have you sort of learned? Did retention in the wake of that match your expectation? Did it pleasantly surprise you and it ended up better than you started out, or worse? Thanks.

Bob Restrepo—State Auto Financial Corp.—Chairman, President, CEO

This is Bob Restrepo. My experience over the years with homeowners is homeowners is amazingly sticky no matter what you do to it. The average premiums, even with all the rate increases, are still relatively low and the business just doesn’t move like some other lines do with significant price increases. And we face these price increases then over the years subject to caps in certain states to make the increases more acceptable, if you will. So it really hasn’t — the pricing and the underwriting and the deductibles in and of themselves really haven’t affected retention.

What has affected our retention is terminating agents in territories that were either unprofitable or from our perspective over concentrated. So setting aside the impact of agency terminations, our retention levels for homeowners have held up well. Obviously, our homeowners new business has suffered, and because we are so heavily bundled, 80% of our business is cross sold, it’s also affected automobile production. But even in the states where we took significant price actions, the five states that we’ve targeted, retention was impacted, but not by pricing and underwriting, primarily by the agency termination actions. So, for both lines, the retention, net of agency terminations, has been very stable.

Ronnie Bobman—Capital Returns—Analyst

And just as a reference point, as expected, Bob ?

Bob Restrepo—State Auto Financial Corp.—Chairman, President, CEO

Yes.

Ronnie Bobman—Capital Returns—Analyst

Okay.

Bob Restrepo—State Auto Financial Corp.—Chairman, President, CEO

Auto, I wouldn’t say as expected with automobile, and I give ourselves some credit to the fact that we are so heavily cross sold and have maintained pretty darn good agency relations. That’s what’s contributed to the automobile stability. But homeowners from my experiences over the years can stand a lot of punishment and still remain sticky.

Ronnie Bobman—Capital Returns—Analyst

Thank you.

Operator

(Operator Instructions). We have no further questions in queue. I’ll turn the call back to the presenters.

Steve English—State Auto Financial Corp.—SVP, CFO

Thank you Chrissy. We want to thank all of you for participating in our conference call and for your continued interest in and support of State Auto Financial Corporation. We look forward to speaking with you again on our second-quarter earnings call, which is currently scheduled for July 31, 2014. Thank you and have a great day.

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APRIL 30, 2014 / 03:00PM GMT, STFC - Q1 2014 State Auto Financial Earnings Conference Call

Operator

Thank you. That concludes today’s first-quarter 2014 earnings conference call. Thank you for participating. You may now disconnect at this time.

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